Exhibit 99.1

FOR IMMEDIATE RELEASE

March 11, 2014

GSI Group Announces Financial Results for the

Fourth Quarter and Full Year 2013

•	Fourth Quarter 2013 Revenue of $88 million, 32% year-over-year growth

•	Fourth Quarter 2013 Adjusted EBITDA of $13.7 million

•	Fourth Quarter 2013 Non-GAAP Earnings Per Share of $0.18

•	Full Year Revenue of $342 million, 26% year-over-year growth

•	Full Year Adjusted EBITDA of $51 million

Bedford, MA — GSI Group Inc. (NASDAQ: GSIG) (the “Company”, “we”, “our”, “GSI”), a global leader and supplier of precision photonics and motion control components and subsystems to the medical, industrial, electronics and scientific markets, today reported financial results for the fourth quarter of 2013. Unless otherwise noted, all financial results in this press release are GAAP measures from continuing operations.

Fourth Quarter

“We are pleased to announce strong financial results for the fourth quarter and full year 2013,” said John Roush, Chief Executive Officer. “We made tremendous progress towards our strategic goals, positioned the company for continued success going forward, while delivering significant growth in sales, profit, and cash flow.”

During the fourth quarter of 2013, GSI generated revenue of $87.7 million, an increase of 32.1% from $66.4 million in the fourth quarter of 2012. The acquisition of NDS Surgical Imaging (“NDS”) accounted for a 28.2% revenue increase year over year, while changes in foreign exchange rates decreased revenue by (0.4%). Excluding the impact of the NDS acquisition and changes in foreign exchange rates, the Company’s revenue increased approximately 4.3% compared to the fourth quarter of 2012.

In the fourth quarter of 2013, income from operations was $6.7 million, or 7.6% of revenue, compared to $3.3 million, or 5.0% of revenue, during the same period in 2012. The $3.4 million increase in income from operations was largely attributed to a better mix of higher margin businesses and lower restructuring expenses in the current period. Income from operations in the fourth quarter of 2013 was adversely impacted by an increase in amortization expense of $1.5 million as a result of the acquisition of NDS.

Diluted earnings per share (“EPS”) from continuing operations was $0.13 in the fourth quarter of 2013, compared to $0.44 in the fourth quarter of 2012. The fourth quarter of 2012 included a release of valuation allowances of $15.3 million. Adjusted earnings per share, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $0.18 in the fourth quarter of 2013, compared to $0.09 in the fourth quarter of 2012.

Adjusted EBITDA, a non-GAAP financial measure that includes the adjustments noted in the reconciliation below, was $13.7 million in the fourth quarter of 2013, compared to $9.0 million in the fourth quarter of 2012.

As of December 31, 2013, cash and cash equivalents was $61.0 million, while total debt was $71.5 million. The Company completed the fourth quarter of 2013 with approximately $10.5 million of Net Debt, as defined in the non-GAAP reconciliation below. Operating cash flow for the fourth quarter of 2013 was $14.8 million, compared to $6.9 million of operating cash flow in the fourth quarter of 2012.

Full Year

Revenue for the year ended December 31, 2013 was $341.6 million, an increase of $70.1 million, or 25.8%, versus 2012 primarily as a result of the NDS acquisition which added $68.4 million, or approximately 25.2% growth, in revenue from 2012, while changes in foreign exchange rates decreased revenue by (0.9%). Excluding the impact of the NDS acquisition and changes in foreign exchange rates, the Company’s revenue in 2013 increased approximately 1.5% compared to 2012.

Operating income for 2013 was $17.7 million, an increase of $2.7 million, or approximately 18%, compared to 2012. This increase was primarily attributable to a better mix of higher margin businesses, lower restructuring charges and acquisition related costs of $6.7 million in 2013 versus $8.8 million in 2012, and, to a lesser extent, lower operating expenses from prior period restructuring actions. Partially offsetting these gains were an increase in amortization of intangibles and other purchase accounting adjustments totaling $7.4 million.

Adjusted EBITDA was $51.0 million in 2013, compared to $41.6 million in 2012. The increase in Adjusted EBITDA was driven by the increase in revenue, compared to the prior year, and a better mix of higher margin businesses.

Diluted EPS from continuing operations of $0.26 in 2013 decreased $0.40 from $0.66 in 2012. The decrease was largely due to a release of a portion of the Company’s valuation allowance of $15.3 million during 2012. Adjusted earnings per share was $0.63 for the full year 2013, compared to $0.45 for the full year 2012; an increase of approximately 40% year over year.

Cash and cash equivalents totaled $61.0 million at December 31, 2013, compared to $65.8 million at December 31, 2012. In 2013, the Company had net cash inflows from operating activities of $49.2 million, net cash proceeds from the sale of our Semiconductor Systems and Laser Systems businesses totaling $8.2 million, $4.6 million in cash proceeds from the sale of assets primarily related to the sale of the Company’s East Setauket, New York facility, and net borrowings of $60.0 million under our Senior Credit Facilities. These cash inflows were offset by cash paid for the acquisition of NDS of $80.8 million, repayments of debt of $38.5 million, capital expenditures of $5.0 million, and other financing cash outflows of $2.1 million.

“In the latter part of 2013, we began to realize increased benefit from our strategic transformation of GSI. We saw increased revenue growth, increased profitability, and stronger cash flows,” said John Roush, Chief Executive Officer. “We have a more attractive and resilient mix of businesses, significantly upgraded management talent across the company, and a strong balance sheet, all of which position us well for 2014 and beyond,” added Mr. Roush.

Business Update

During the fourth quarter of 2013, the Company organized its business lines into three operating segments, each of which offers different product technologies to customers in distinct end market applications. Each of the operating segments has implemented specific business strategies to pursue profitable growth on an organic basis and through potential acquisitions.

Laser Products

Laser Products designs, manufactures and markets photonics-based solutions to customers worldwide. The segment serves highly demanding photonics-based applications such as industrial material processing, and medical and life science imaging and laser procedures. GSI’s laser-based revenue experienced year-over-year sales growth of 3% in the fourth quarter of 2013, despite a 25% reduction in sales to customers in the scientific market. In the fourth quarter, the majority of the segment’s growth was driven by strong demand and greater market penetration of the laser scanning solutions products and stronger market demand of sealed CO2 laser products. The laser scanners products, sold under the Cambridge Technology brand, experienced increased orders in marking, OCT retinal scanning, via hole drilling, and 3D printing applications. The sealed CO2 laser products, sold under the Synrad brand, experienced increased orders in the coding, marking, and engraving of organic materials markets.

Medical Technologies

Medical Technologies designs, manufactures and markets a range of medical grade technologies, including visualization solutions, imaging informatics products, thermal printers, and light and color measurement instrumentation to customers worldwide. The Company’s Medical Technologies sales more than tripled in the fourth quarter of 2013, as a result of the NDS acquisition. In the fourth quarter of 2013, sales of visualization solutions, sold under the NDS and Dome brand names, were substantially above third quarter levels, as original equipment manufacturers (“OEMs”) and hospital customers increased their order rates, consistent with normal market seasonality.

Precision Motion

Precision Motion designs, manufactures and markets optical encoders and air bearing spindles, both precision motion technologies, to customers worldwide. The vast majority of the segment’s product offerings are sold into the electronics and industrial markets and, to a lesser extent, the medical markets. In the fourth quarter of 2013, sales increased 19% year over year. The majority of the segments’ growth was driven by a recovery in customer capital spending in the manufacturing sector and new program wins in advanced industrial markets, such as industrial automation and turbo generation applications.

Acquisitions & Divestitures

On February 18, 2014, the Company announced it had reached an agreement to acquire JADAK, LLC, a New York-based provider of optical data collection and machine vision technologies to medical device original equipment manufacturers (“OEMs”), for $93.5 million in cash. JADAK’s products are used in medical equipment to increase safety and reduce medical errors by verifying patient identity, validating the specified therapy or function and enhancing the accuracy of medical procedures.

On January 31, 2014, the Company signed a letter of intent to sell the Company’s scientific lasers business line, sold under the Continuum brand name, for $7.5 million in cash, subject to successful completion of due diligence by the potential acquirer, entry into a definitive agreement, and customary closing conditions. The Company expects that the scientific laser business will qualify as “Held for Sale” and will also be reported as a discontinued operation in the first quarter of 2014. In 2013, the Scientific Laser business reported sales of $25 million and was approximately neutral to the Company’s Adjusted EBITDA.

Financial Outlook

Our 2014 financial guidance assumes our Scientific Laser business will be reported as discontinued operations, which has the effect of eliminating its financial results from GSI’s income from continuing operations in the Company’s consolidated financial results in all periods. In addition, our financial guidance assumes a closing date of March 31, 2014 for our acquisition of JADAK, LLC, resulting in three quarters of contribution from JADAK’s financial results.

For the full year 2014, the Company expects revenue from continuing operations of between $360 million to $370 million, representing year-over-year revenue growth of 14% to 17% on a reported basis. For the full year 2014, the Company expects the JADAK acquisition to add approximately $40 million in revenue. For the first quarter of 2014, the Company expects revenue from continuing operations of between $75 million and $77 million, representing year-over-year organic growth of 1% to 3%.

For the full year 2014, the Company expects Adjusted EBITDA to be in the range of $58 million to $62 million, representing year-over-year growth of 14% to 22%. This excludes any contribution from the Company’s Scientific Laser business, as this business is expected to be reported as discontinued operations beginning in the first quarter of 2014. For the full year 2014, the Company expects the JADAK acquisition to add approximately $7.5 million in Adjusted EBITDA. In addition, for the first quarter of 2014, the Company expects Adjusted EBITDA to be in the range of $9 million to $10 million.

Conference Call Information

The Company will host a conference call on Tuesday, March 11, 2014 at 5:00 p.m. EDT to discuss these results. John A. Roush, Chief Executive Officer, and Robert Buckley, Chief Financial Officer, will host the conference call.

To access the call, please dial 1-877-482-5124 prior to the scheduled conference call time. The conference ID number is 9924 1107.

A playback of this conference call will be available beginning 8:00 p.m. EDT, Tuesday, March 11, 2014. The playback phone number is 1-855-859-2056 or 1-404-537-3406 and the code number is 9924 1107. The playback will remain available until 8:00 p.m. EDT, Tuesday, March 25, 2014.

A replay of the audio webcast will be available four hours after the conclusion of the call on the Investor Relations section of the Company’s web site at www.gsig.com.

Use of Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are non-GAAP gross profit, gross profit margin, income from operations, operating margin, income from continuing operations before taxes, income from continuing operations, net of tax, diluted earnings per share from continuing operations, Adjusted EBITDA, and net debt.

The Company believes that the non-GAAP financial measures provide useful and supplementary information to investors regarding the Company’s quarterly performance. It is management’s belief that these non-GAAP financial measures would be particularly useful to investors because of the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy. This strategy includes streamlining the Company’s existing operations through site and functional consolidations, strategic divestitures, expanding the Company’s business through significant internal investments, and broadening the Company’s product and service offerings through acquisition of innovative and complementary technologies and solutions. The financial impact of certain elements of these activities, particularly acquisitions, divestitures, and site and functional restructurings, are often large relative to the Company’s overall financial performance, which can adversely affect the comparability of its operating results and investors’ ability to analyze the business from period to period.

The Company’s Adjusted EBITDA, a non-GAAP financial measure, is used by management to evaluate operating performance, communicate financial results to the Board of Directors, benchmark results against historical performance and the performance of peers, and evaluate investment opportunities including acquisitions and divestitures. In addition, Adjusted EBITDA is used to determine bonus payments for senior management and employees. Accordingly, the Company believes that this non-GAAP measure provides greater transparency and insight into management’s method of analysis.

Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. They are limited in value because they exclude charges that have a material effect on the Company’s reported results and, therefore, should not be relied upon as the sole financial measures to evaluate the Company’s financial results. The non-GAAP financial measures are meant to supplement, and to be viewed in conjunction with, GAAP financial measures. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

Safe Harbor and Forward-Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as “expect,” “intend,” “anticipate,” “estimate,” “believe,” “future,” “could,” “should,” “plan,” “aim,” and other similar expressions. These forward-looking statements include, but are not limited to, expectations regarding anticipated financial performance; expected liquidity and capitalization; expectations regarding the closing of the JADAK acquisition; the completion of the sale of the scientific lasers product line; the expected treatment of the scientific lasers product line as discontinued operations; management’s plans and objectives for future operations, expenditures and product development; business prospects; anticipated sales performance; industry trends; market conditions; anticipated benefits from acquisitions, including revenue and profit contribution; and other statements that are not historical facts.

These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, but not limited to, the following: loss of customers, reductions in orders by customers, and customer order cancellations; economic and political conditions and the effects of these conditions on our customers’ businesses and level of business activity; our significant dependence upon our customers’ capital expenditures, which are subject to cyclical market fluctuations; our dependence upon our ability to respond to fluctuations in product demand; our ability to continually innovate; delays in our delivery of new products; our reliance upon third party distribution channels subject to credit, business concentration and business failure risks beyond our control; fluctuations in our quarterly results, and our failure to meet or exceed our expected financial performance; customer order timing and other similar factors beyond our control; our dependence on one customer in our medical components market; disruptions or breaches in security of our information technology systems; changes in interest rates, credit ratings or foreign currency exchange rates; risk associated with our operations in foreign countries; disruptions to our manufacturing operations as a result of natural disasters; our increased use of outsourcing in foreign countries; our failure to comply with local import and export regulations in the jurisdictions in which we operate; our history of operating losses and our ability to sustain our profitability; our exposure to the credit risk of some of our customers and in weakened markets; violations of our intellectual property rights and our ability to protect our intellectual property against infringement by third parties; risk of losing our competitive advantage; our ability to make divestitures that provide business benefits; our failure to successfully integrate recent and future acquisitions into our business; our ability to attract and retain key personnel; our restructuring and realignment activities and disruptions to our operations as a result of consolidation of our operations; product defects or problems integrating our products with other vendors’ products; disruptions in the supply of or defects in raw materials, certain key components or other goods from our suppliers; production difficulties and product delivery delays or disruptions; our failure to comply with various federal, state and foreign regulations; changes in governmental regulation of our business or products; our failure to implement new information technology systems and software successfully; our failure to realize the full value of our intangible assets; our ability to utilize our net operating loss carryforwards and other tax attributes; fluctuations in our effective tax rates; being subject to U.S. federal income taxation even though we are a non-U.S. corporation; any need for additional capital to adequately respond to business challenges or opportunities and repay or refinance our existing indebtedness, which may not be available on acceptable terms or at all; volatility in the market price for our common shares; our dependence on significant cash flow to service our indebtedness and fund our operations; our ability to access cash and other assets of our subsidiaries; the influence over our business of certain significant shareholders; provisions of our articles of incorporation may delay or prevent a change in control; our significant existing indebtedness may limit our ability to engage in certain activities; and our failure to maintain appropriate internal controls in the future.

Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, our subsequent filings with the Securities and Exchange Commission (“SEC”), and in our future filings with the SEC. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document except as required by law.

About GSI

GSI Group Inc. designs, develops, manufactures and sells precision photonics and motion control components and sub-systems for applications demanding extremely high levels of performance. Our technology is targeted primarily at Original Equipment Manufacturers for incorporation into products and systems for a wide range of applications in major markets including: medical, industrial, electronics and scientific. GSI Group Inc.’s common shares are listed on NASDAQ (GSIG).

More information about GSI is available on the Company’s website at www.gsig.com. For additional information, please contact GSI Group Inc. Investor Relations at (781) 266-5137 or InvestorRelations@gsig.com.

GSI Group Inc.

Investor Relations Contact:

Robert J. Buckley

(781) 266-5137

GSI GROUP INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of U.S. dollars or shares, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Sales	$87,707	$66,413	$341,612	$271,498
Cost of goods sold	51,711	39,138	202,163	157,022

Gross profit	35,996	27,275	139,449	114,476

Operating expenses:
Research and development and engineering	6,364	5,458	26,352	22,393
Selling, general and administrative	20,516	16,412	81,449	65,584
Amortization of purchased intangible assets	1,645	663	7,270	2,650
Restructuring, acquisition and other	794	1,445	6,687	8,842

Total operating expenses	29,319	23,978	121,758	99,469

Income from operations	6,677	3,297	17,691	15,007
Interest expense, net	(806)	(645)	(3,455)	(2,788)
Foreign exchange transaction gains (losses), net	(342)	(307)	(1,208)	(1,267)
Other income (expense), net	301	180	1,502	582

Income from continuing operations before income taxes	5,830	2,525	14,530	11,534
Income tax provision (benefit)	1,463	(12,350)	5,680	(10,940)

Income from continuing operations	4,367	14,875	8,850	22,474
Loss from discontinued operations, net of tax	(79)	(1,317)	(927)	(5,151)
Gain (loss) on disposal of discontinued operations, net of tax	—	2,255	(592)	2,255

Consolidated net income	4,288	15,813	7,331	19,578
Less: Net (income) loss attributable to non-controlling interest	20	5	(22)	(40)

Net income attributable to GSI Group Inc.	$4,308	$15,818	$7,309	$19,538

Earnings per share – continuing operations:
Basic	$0.13	$0.44	$0.26	$0.66
Diluted	$0.13	$0.44	$0.26	$0.66

Earnings (loss) per share – discontinued operations:
Basic	$—	$0.03	$(0.05)	$(0.08)
Diluted	$—	$0.03	$(0.05)	$(0.08)

Earnings per share attributable to GSI Group Inc.:
Basic	$0.13	$0.47	$0.21	$0.58
Diluted	$0.13	$0.47	$0.21	$0.58

Weighted average common shares outstanding – basic	34,114	33,836	34,073	33,775
Weighted average common shares outstanding – diluted	34,607	33,997	34,396	33,936

GSI GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of U.S. dollars)

(Unaudited)

	December 31, 2013	December 31, 2012

ASSETS
Current Assets
Cash and cash equivalents	$60,980	$65,788
Accounts receivable, net	53,913	42,652
Inventories	66,744	52,801
Other current assets	18,165	29,609
Assets of discontinued operations	—	17,618

Total current assets	199,802	208,468
Property, plant and equipment, net	32,490	32,338
Intangible assets, net	65,293	40,020
Goodwill	71,156	44,578
Other assets	10,066	12,056

Total assets	$378,807	$337,460

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	26,745	18,824
Accrued expenses and other current liabilities	25,771	22,997
Liabilities of discontinued operations	54	5,605

Total current liabilities	60,070	54,926

Long-term debt	64,000	42,500
Other long-term liabilities	12,334	11,828

Total liabilities	136,404	109,254

Stockholders’ Equity
Total GSI Group Inc. stockholders’ equity	241,984	227,809
Non-controlling interest	419	397

Total stockholders’ equity	242,403	228,206

Total liabilities and stockholders’ equity	$378,807	$337,460

GSI GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Consolidated net income	$4,288	$15,813	$7,331	$19,578
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,902	3,247	20,207	13,676
Share-based compensation	1,287	1,101	5,499	4,580
Deferred income taxes	915	(14,322)	3,045	(14,979)
Non-cash restructuring charges	253	226	432	3,825
(Gain) loss on disposal of business	—	(2,255)	592	(2,255)
Earnings from equity investment	(288)	(192)	(1,469)	(556)
Other non-cash items	532	714	4,261	5,471
Changes in operating assets and liabilities:
Accounts receivable	5,211	8,027	(1,886)	2,261
Inventories	(1,775)	(429)	(3,220)	(4,361)
Deferred revenue	(162)	(1,158)	(1,004)	(4,133)
Other operating assets and liabilities	(411)	(3,841)	15,412	5,323

Cash provided by operating activities	14,752	6,931	49,200	28,430

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,915)	(574)	(4,988)	(4,308)
Acquisition of business	1,880	—	(80,773)	—
Proceeds from sale of business	—	7,000	8,190	7,000
Proceeds from the sale of property, plant and equipment	—	—	4,615	283

Net cash provided by (used in) investing activities	(35)	6,426	(72,956)	2,975

Cash flows from financing activities:
Repayments of debt	(6,875)	(2,500)	(38,500)	(23,000)
Proceeds from term loan and revolving credit facility	—	5,000	60,000	5,000
Capital lease payments	(187)	(183)	(795)	(779)
Other financing activities	(1,166)	(2,141)	(2,131)	(2,333)

Net cash provided by (used in) financing activities	(8,228)	176	18,574	(21,112)

Effect of exchange rate on cash and cash equivalents	801	(608)	374	660

Increase (decrease) in cash and cash equivalents	7,290	12,925	(4,808)	10,953
Cash and cash equivalents, beginning of period	53,690	52,863	65,788	54,835

Cash and cash equivalents, end of period	$60,980	$65,788	$60,980	$65,788

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income attributable to GSI Group Inc. (GAAP)	$4,308	$15,818	$7,309	$19,538
Interest expense, net	806	645	3,455	2,788
Income tax provision (benefit)	1,463	(12,350)	5,680	(10,940)
Depreciation and amortization	4,902	3,167	20,193	13,196
Share-based compensation	1,287	1,101	5,499	4,580
Restructuring, acquisition and other costs	794	1,445	6,687	8,842
Acquisition fair value adjustments	62	—	965	—
Loss (income) from discontinued operations, net of tax	79	1,317	927	5,151
(Gain) loss on disposal from discontinued operations, net of tax	—	(2,255)	592	(2,255)
Other, net	41	127	(294)	685

Adjusted EBITDA (Non-GAAP)	$13,742	$9,015	$51,013	$41,585

The Company defines Adjusted EBITDA, a non-GAAP financial measure, as the net income (loss) attributable to GSI Group Inc. before deducting interest (income) expense, net, income taxes, depreciation, amortization, non-cash share-based compensation, restructuring, acquisition, restatement and other costs, acquisition fair value adjustments, loss from discontinued operations, net of tax, gain (loss) on disposal of discontinued operations, net of tax, and other non-operating income (expense) items, including foreign exchange gains (losses) and earnings from an equity-method investment. Restructuring costs and other costs primarily relate to the Company’s restructuring programs and acquisition-related costs.

In evaluating Adjusted EBITDA, you should be aware that in the future the Company may incur expenses that are the same as, or similar to, some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be construed as an inference that future results will not be affected by unusual or non-recurring items.

Net Debt (non-GAAP):	December 31, 2013	December 31, 2012

Total Debt (GAAP)	$71,500	$50,000
Less: cash and cash equivalents	(60,980)	(65,788)

Net Debt (Non-GAAP)	$10,520	$(15,788)

The Company defines Net Debt, a non-GAAP financial measure, as its total debt less its cash and cash equivalents. Management uses Net Debt to monitor the Company’s outstanding debt obligations that could not be satisfied by its cash and cash equivalents on hand.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

Adjusted EPS (Non-GAAP):

	Three Months Ended December 31, 2013
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income From Continuing Operations before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$35,996	41.0%	$6,677	7.6%	$5,830	$4,367	$0.13

Non-GAAP adjustments:
Amortization of intangible assets	1,343	1.5%	2,988	3.4%	2,988	2,085	0.05
Restructuring costs and other	—	—	365	0.4%	365	255	0.01
Acquisition related costs	—	—	430	0.5%	430	300	0.01
Acquisition fair value adjustments	62	0.1%	62	0.1%	62	43	0.00
Non-recurring income tax expenses (benefits)	—	—	—	—	—	(757)	(0.02)

Total non-GAAP adjustments	1,405	1.6%	3,845	4.4%	3,845	1,926	0.05

Non-GAAP results	$37,401	42.6%	$10,522	12.0%	$9,675	$6,293	$0.18

Weighted average shares outstanding – Diluted							34,607

	Three Months Ended December 31, 2012
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income From Continuing Operations before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$27,275	41.1%	$3,297	5.0%	$2,525	$14,875	$0.44

Non-GAAP adjustments:
Amortization of intangible assets	791	1.2%	1,454	2.2%	1,454	705	0.02
Restructuring costs and other	—	—	653	1.0%	653	317	0.01
Acquisition related costs	—	—	792	1.1%	792	384	0.01
Non-recurring income tax expenses (benefits)	—	—	—	—	—	(13,213)	(0.39)

Total non-GAAP adjustments	791	1.2%	2,899	4.3%	2,899	(11,807)	(0.35)

Non-GAAP results	$28,066	42.3%	$6,196	9.3%	$5,424	$3,068	$0.09

Weighted average shares outstanding – Diluted							33,997

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands of U.S. dollars)

(Unaudited)

	Twelve Months Ended December 31, 2013
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income From Continuing Operations before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$139,449	40.8%	$17,691	5.2%	$14,530	$8,850	$0.26

Non-GAAP adjustments:
Amortization of intangible assets	5,280	1.5%	12,550	3.7%	12,550	8,477	0.24
Restructuring costs and other	—	—	5,057	1.5%	5,057	3,427	0.10
Acquisition related costs	—	—	1,630	0.5%	1,630	1,155	0.03
Acquisition fair value adjustments	965	0.3%	965	0.3%	965	652	0.02
Non-recurring income tax expenses (benefits)	—	—	—	—	—	(835)	(0.02)

Total non-GAAP adjustments	6,245	1.8%	20,202	6.0%	20,202	12,876	0.37

Non-GAAP results	$145,694	42.6%	$37,893	11.2%	$34,732	$21,726	$0.63

Weighted average shares outstanding – Diluted							34,396

	Twelve Months Ended December 31, 2012
	Gross Profit	Gross Profit Margin	Income from Operations	Operating Margin	Income From Continuing Operations before Income Taxes	Income From Continuing Operations, Net of Tax	Diluted EPS from Continuing Operations

GAAP results	$114,476	42.2%	$15,007	5.5%	$11,534	$22,474	$0.66

Non-GAAP adjustments:
Amortization of intangible assets	3,165	1.2%	5,815	2.1%	5,815	3,529	0.10
Restructuring costs and other	—	—	8,049	3.0%	8,049	5,090	0.15
Acquisition related costs	—	—	792	0.3%	792	384	0.01
Non-recurring income tax expenses (benefits)	—	—	—	—	—	(16,004)	(0.47)

Total non-GAAP adjustments	3,165	1.2%	14,656	5.4%	14,656	(7,001)	(0.21)

Non-GAAP results	$117,641	43.4%	$29,663	10.9%	$26,190	$15,473	$0.45

Weighted average shares outstanding – Diluted							33,936

Non-GAAP Gross Profit and Gross Profit Margin

The calculation of non-GAAP gross profit and gross profit margin is displayed in the tables above. Non-GAAP gross profit and gross profit margin exclude the amortization of acquired intangible assets and acquisition fair value adjustments from business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses.

Non-GAAP Income from Operations and Operating Margin

The calculation of non-GAAP income from operations and operating margin is displayed in the tables above. Non-GAAP income from operations and operating margin exclude the amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions because: (1) the amounts are non-cash; (2) the Company cannot influence the timing and amount of future expense recognition; and (3) excluding such expenses provides investors and management better visibility into the components of operating expenses. The Company also excluded restructuring and other and acquisition-related costs from non-GAAP income from operations and operating margin due to the significant changes that have occurred outside of the Company’s day-to-day business in accordance with the execution of the Company’s strategy for the reasons described above in the introductory paragraphs of the “Use of Non-GAAP Financial Measures”.

Non-GAAP Income from Continuing Operations before Income Taxes

The calculation of non-GAAP income from continuing operations before income taxes is displayed in the tables above. The calculation of non-GAAP income from continuing operations before income taxes excludes amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions, restructuring and other, and acquisition-related costs for the reasons described for non-GAAP income from operations and operating margin above.

Non-GAAP Income from Continuing Operations, Net of Tax

The calculation of non-GAAP income from continuing operations, net of tax is displayed in the tables above. Because pre-tax income is included in determining income from continuing operations, net of tax, the calculation of non-GAAP income from continuing operations, net of tax, also excludes amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions, restructuring and other, and acquisition-related costs for the reasons described for non-GAAP income from operations and operating margin above. In addition, the Company excluded significant non-recurring income tax expenses related to releases of valuation allowances, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments discussed above.

Non-GAAP Diluted EPS from Continuing Operations

The calculation of non-GAAP diluted EPS from continuing operations is displayed in the above tables. Because income from continuing operations, net of tax is included in the diluted EPS calculation, the calculation of non-GAAP diluted EPS from continuing operations excludes amortization of acquired intangible assets and acquisition fair value adjustments related to business acquisitions, restructuring and other acquisition-related costs, significant non-recurring income tax expenses related to releases to valuation allowances, effects of changes in tax laws, effects of acquisition related tax planning actions on our effective tax rate, and the income tax effect of non-GAAP adjustments for the reasons described for non-GAAP income from operations, net of tax.

* * * *